Exhibit 16.1

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements contained under the change in accountants section in the amendment on Form S-1 (No. 333-235891) of Clip interactive, LLC to be filed with the Securities and Exchange Commission on or about July 16, 2020. We agree with all statements pertaining to our firm. We have no basis on which to agree or disagree with any of the other statements contained therein.

/s/ Plante & Moran, PLLC

July 16, 2020

Denver, Colorado